SUB-ITEM 77D

Massachusetts Investors Growth Stock Fund added disclosure regarding the percentage of net assets in which the fund may invest in order to meet its investment objective as described in the supplement dated May 1, 2002, to the fund's current prospectus, as filed with the Securities and Exchange Commission via EDGAR on May 1, 2002. Such description is incorporated herein by reference.